EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is made and entered into as of the 1st day of June, 2002 by and among GSV, Inc. (the "Parent"), a Delaware corporation, Cybershop, LLC, a Delaware corporation (the "Purchaser") and Polystick U.S. Corp., a New York corporation ("Seller").

                              W I T N E S S E T H:

        WHEREAS, the Seller is the owner of those certain oil, gas and mineral lease interests described in Exhibit A, of which it wishes to transfer and sell to Purchaser the interests described in Exhibit B (the "Transferred Interest(s)");

        WHEREAS, the Purchaser desires to acquire the Transferred Interests, and the Seller agrees to sell the Transferred Interests on the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                               SALE OF THE ASSETS
                               ------------------

        Section 1.1 Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, the Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, on the Closing Date (as defined in Section 2.1), the Transferred Interests, as more specifically described in Exhibit B.

        Section 1.2 Purchase Price. In consideration for the purchase by the Purchaser of the Assets, the purchase price (the "Purchase Price") shall be $550,000 cash and 850,000 shares of the Parent's common stock, par value $0.001 per share (the "Common Stock"). The parties further agree that the value of each share of the Common Stock shall be the last sale price on the last trading day immediately preceding the Closing.

                                   ARTICLE II
                                   ----------

                              CLOSING; CLOSING DATE
                              ---------------------

        Section 2.1 Closing. The closing (the "Closing") of the acquisition of the Transferred Interests and the transactions contemplated hereby shall be held on May 29, 2002 at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019 commencing at 10:00 a.m., New York, New York time, or such other place, date and time as may be mutually agreed upon by the parties hereto.


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        Section 2.2 Closing Date. The Closing of the acquisition contemplated herein shall be deemed to be effective as of June 1, 2002 (the "Closing Date"). As of the Closing Date, the Purchaser shall be entitled receive all of the proceeds, including those described in Section 2.4, below, which are attributable to the Transferred Interests.

        Section 2.3 Further Assurance; Post Closing Cooperation. All transactions at the Closing shall be deemed to have taken place simultaneously. At the Closing, the Seller shall deliver all necessary assignments to the Purchaser. The Seller will, from time to time, at the request of the Purchaser, whether at or after the Closing, execute and deliver such other and further instruments of conveyance, assignment, transfer and consent as the Purchaser or its counsel may reasonably require for the conveyance and transfer of the Transferred Interests to the Purchaser. Following the Closing, upon reasonable advance notice, the Seller will afford the Purchaser, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Transferred Interests in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for the management of the Transferred Interests.

        Section 2.4 Payments and Obligations Post Closing.

              a. The Purchaser and the Seller each acknowledge and agree that all benefits and obligations attributable to the Transferred Interests prior to the Closing Date shall be for and borne by the account of the Seller. Accordingly, the Purchaser shall be liable to the Seller for (i) any benefits received by the Purchaser which are attributable to the Transferred Interests prior to the Closing Date and (ii) the reimbursement of any obligations paid by the Seller attributable to the Transferred Interests after the Closing Date.

              b. The Purchaser and the Seller each acknowledge and agree that all benefits and obligations attributable to the Transferred Interests as of and after the Closing Date shall be for and borne by the account of the Purchaser. Accordingly, the Seller shall be liable to the Purchaser for (i) any benefits received by the Seller which are attributable to the Transferred Interests after the Closing Date and (ii) the reimbursement of any obligations paid by the Purchaser attributable to the Transferred Interests prior to the Closing Date.

              c. The Purchaser and the Seller represent and warrant that they shall each take all necessary action to timely effectuate payment of any benefits or reimbursement of any obligations due to the other party pursuant to Sections 2.4(a) and 2.4(b), above.

                                   ARTICLE III
                                   -----------

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         The Seller hereby represents and warrants to the Purchaser as of the Closing Date as set forth below. It is understood and agreed that the Seller has delivered information to the Purchaser covering oil, gas and mineral leases, of which the Transferred Interests only represent a part. All responsibility of the Seller with respect thereto shall only cover the portion represented by the Transferred Interests:

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        Section 3.1 Organization and Existence. The Seller is duly organized, validly existing and in good standing under the laws of the State of New York. The Operating Agreement covering the Transferred Interests is attached hereto as Exhibit C. The Seller has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. The Seller is duly licensed or qualified to do business as a foreign corporation or limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify might reasonably be expected to have a Material Adverse Effect, as defined below.

        Section 3.2 Authority; Binding Effect. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller.

        Section 3.3 No Material Adverse Change. Since the Closing Date, there does not exist and there has not occurred any event that (singly or together with any other such events) would reasonably be expected to have a material adverse effect on the Transferred Interests (a "Material Adverse Effect").

        Section 3.4 Balancing. To the best of the Seller's knowledge, as of the Closing Date, there is no gas, oil or mineral imbalance with respect to the Transferred Interests.

        Section 3.5 Ownership. The Seller is the owner of good and valid title to the Transferred Interests free and clear of any material lien, claim or encumbrance. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the Seller's knowledge, threatened against the Seller with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Record title is currently held by Century Royalty, L.L.C. ("Century"), which has transferred equitable ownership by the transfer document attached as Exhibit D hereto and which Seller will cause record title to be transferred to Purchaser at the Closing. The Seller represents and warrants that, following the Closing, it will promptly supply the Purchaser with copies of all filing receipts it receives relating to the transfer of record title, as recorded with any local, state or federal governmental authority.

        Section 3.6 Financial Information. Seller represents that it has previously delivered to the Purchaser a true and correct copy of Seller's revenues and expenses with respect to the Transferred Interests, as charged each month for the period from November 2001 through March 2002. Seller further covenants and agrees to promptly supply the Purchaser with copies of any revenue invoices and/or expense invoices Seller (including Century) receives with respect to the Transferred Interests for the period from March 2002 through May 2002.

        Section 3.7 Disclosure. To the best of the Seller's knowledge, the Seller has disclosed all known conditions and risks that may materially affect the production attributable to the Transferred Interests. Neither this



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Agreement, the exhibits and schedules hereto or any other document or certificate delivered by the Seller to the Purchaser or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, when read or considered together, contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained herein or herein not misleading.

        Section 3.8 General Business. From the date hereof until the Closing, the Seller covenants that it will, with respect to the conduct of business within its control (it being understood that the Seller is not the operator of the Transferred Interests):

              a. file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

              b. file on a timely basis all applications or other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any governmental authority necessary or required for the continuing operation of its business, whether or not such approval would expire before or after the Closing Date.

        Section 3.9 Investment Representations.

              a. Disclosure of Information. The Seller has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the Common Stock as well as the business, properties, prospects and financial condition of the Purchaser. Seller has reviewed the set of risk factors relating to the Parent's business, a copy of which is attached hereto as Schedule 4.4.

              b. Accredited Investor. The Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Seller is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development, is able to fend for itself and can bear the economic risk of this investment.

              c. Purchase Entirely for Own Account. This Agreement is made with the Seller in reliance upon its representation to the Purchaser, which by the Seller's execution of this Agreement the Seller hereby confirms, that the Common Stock to be acquired by the Seller will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Common Stock and the Seller has not been formed for the specific purpose of acquiring the Common Stock.

              d. No Public Market. The Seller understands that no public market now exists for the Common Stock and that the Purchaser has made no assurances that a public market will ever exist for the Common Stock.

              e. Restricted Common Stock. The Seller understands that the Common Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller understands that the Common Stock constitutes "restricted securities" under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, the Seller must hold the Common Stock indefinitely unless the Common Stock is registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Stock, and requirements relating to the Purchaser which are outside of the Seller's control and which the Purchaser is under no obligation, and may not be able, to satisfy.

              f. Legends. It is understood that the Common Stock, and any securities issued in respect thereof or exchange therefor, may bear the following legend and any legend required by the Blue Sky laws of any state of the United States to the extent such laws are applicable to the shares represented by the certificate so legended:

              "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS."

                                   ARTICLE IV
                                   ----------

         REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER
         --------------------------------------------------------------

        The Purchaser hereby represents and warrants to the Seller that as of the Closing Date and as of the Closing Date:

        Section 4.1 Organization and Existence. The Parent and the Purchaser are duly organized, validly existing and in good standing under the laws of the State of Delaware.

        Section 4.2 Authority; Binding Effect. This Agreement has been duly authorized, executed and delivered by each of the Parent and the Purchaser, and is the legal, valid and binding obligation of each.

        Section 4.3 Authorization, Validity and Issuance of Common Stock. The Common Stock to be issued pursuant to Section 1.2, upon ratification of this Agreement by the board of directors of the Parent, will be duly authorized. Subject to the foregoing, upon delivery of the Purchase Price pursuant to
Section 1.2, upon ratification of this Agreement by the board of directors of the Parent, will be validly issued, fully paid and non-assessable, free and clear of all liens, claims, encumbrances and rights of first refusal, other than liens, claims and encumbrances created by the Seller and will not be subject to any preemptive or similar rights. The Common Stock issued or to be issued pursuant to this Agreement may not be sold, disposed, transferred or otherwise distributed without an effective registration statement related thereto or an opinion of counsel in a form satisfactory to the Parent that registration of the Common Stock is not required under the Securities Act of 1933 or under any applicable state securities laws.

        Section 4.4 Disclosure. The Parent and the Purchaser have delivered to the Seller a set of risk factors relating to the Parent's business, a copy of which is attached hereto as Schedule 4.4.

        Section 4.5 Investment Risk. The Purchaser acknowledges the inherent risk associated with the purchase and ownership of oil and gas interests, and has performed due diligence to its satisfaction with respect to the Transferred Interests.

                                    ARTICLE V
                                    ---------

                CONDITIONS OF THE PARTIES OBLIGATIONS AT CLOSING
                ------------------------------------------------

        Section 5.1 Conditions of the Seller's Obligations.

              a. Purchase Price. The Seller shall have received payment in full of the Purchase Price set forth in Section 1.2.

        Section 5.2 Conditions of the Purchaser's Obligations.

              a. Assignment Agreement. The Seller shall have executed and delivered the Assignment Agreement relating to the Transferred Interests, substantially in the form and to the effect of Exhibit E hereto.

              b. Management Agreement. The Purchaser shall have received an executed Management Agreement, between the Purchaser and the Seller, substantially in the form and to the effect of Exhibit F hereto.

              c. Option Agreement. The Purchaser shall have received an executed Option Agreement, between the Purchaser and the Seller, substantially in the form and to the effect of Exhibit G hereto.

              d. Satisfactory Due Diligence. The Seller shall have delivered the following items to the Purchaser prior to the Closing and the results of due diligence by the Purchaser based thereon shall have been satisfactory to the
Purchaser: (i) an independent engineer's report, by Pressler Petroleum Consultants, Inc., dated as of March 29, 2002, setting forth the estimated oil and gas reserves of the Transferred Interests and the expected cash flow and revenues therefrom, (ii) a true and correct copy of the Operating Agreement covering the Transferred Interests, in the form of Exhibit C hereto and (iii) the financial information referenced in Section 3.6 herein.

                                   ARTICLE VI
                                   ----------

                                  MISCELLANEOUS
                                  -------------

        Section 6.1 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing for a period of one (1) year following the Closing Date. All covenants, agreements and indemnities contained herein which, by their terms, are to be performed after the Closing shall survive the Closing.

        Section 6.2. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

        If to the Parent or Purchaser, addressed to:

         GSV, Inc.
         191 Post Road West
         Westport, Connecticut 06880
         Attn: Gilad Gat, President
         (203) 221-2691 (fax)

                  with a copy to:

         Davis & Gilbert LLP
         1740 Broadway, 3rd floor
         New York, New York 10019
         Attn: Walter M. Epstein, Esq.
         (212) 468-4888 (fax)

        If to the Seller, addressed to:

         Polystick U.S. Corp.
         1290 Avenue of the Americas
         New York, New York 10104
         Attn: Sagi Matza

        Section 6.3 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York and the federal laws of the United States. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (each a "New York Court") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that any such action, suit or proceedings may be brought or maintained only in a New York Court and in no other forum, (c) agrees that service of any process, summons, notice or document by U.S. Registered or certified mail to such party at the address specified in
Section 6.2 shall be effective service of process in any such action, suit or proceeding in any New York Court, and (d) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby in any New York Court, and further irrevocably and unconditionally waives and agrees not to plead a claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.

        Section 6.4 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 6.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

        Section 6.6 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

        Section 6.7 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

    EXECUTED as of the date first set forth above.


                           PURCHASER:

                           CYBERSHOP, LLC



                           By:_________________________
                               Gilad Gat, President


                           PARENT:

                           GSV, INC.


                           By:_________________________
                               Gilad Gat, President



                           SELLER:

                           POLYSTICK U.S. CORP.


                           By:_________________________
                                     President